EX-99.04  PRESS RELEASE



                                  Exhibit 99.04

                               CELERITY SOLUTIONS

                              For Immediate Release

           Celerity Solutions Announces Extension of Series A Warrants

Dedham, MA, March 22, 2000 -- Celerity Solutions, Inc. ("Celerity", "the Company", NASDAQ BB: CLTY, CLTYW), announced today that its Board of Directors has extended its Series A Warrant expiration date from March 31, 1999 to May 31, 2000.

The Company currently has 344,500 Series A Warrants outstanding. Each Warrant entitles the holder thereof to purchase 1.74 Shares of Common Stock at an exercise price of $3.57 per share through March 31, 1999. The Warrants are redeemable by the Company on an all or nothing basis at a redemption price of $0.01 per Warrant, upon 30 days written notice, provided, however, that holders may exercise Warrants at any time prior to the expiration of the 30-day redemption notice period.

In the event that all of the Warrants are exercised, the Company will receive proceeds of approximately $2,150,000. The Company currently plans to use any proceeds received upon exercise of the Warrants to fund working capital requirements and finance the development of software products.

                                      o o o

This press release may contain certain forward-looking statements, e.g. "expect", "projected," within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Celerity cautions readers not to place undue reliance on any forward looking statements, which speak only as to management's expectations on the date hereof. Celerity does not undertake - and specifically declines any obligation - to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

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